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                                                                 EXHIBIT 23.1



                             [ARTHUR ANDERSEN LLP]



Consent of Independent Public Accountants

         As independent public accountants, we hereby consent to the incorporation by reference in this prospectus of our report on the consolidated balance sheet of Personnel Group of America, Inc. as of December 29, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 29, 1996, included in Personnel Group of America, Inc.'s Form 10-K and to all references to our firm included in or made a part of this prospectus.


                                              /s/ Arthur Andersen LLP

Charlotte, North Carolina,
     April 8, 1998.